FORM OF

ARTICLES SUPPLEMENTARY

OF

THE GABELLI EQUITY TRUST INC.

CREATING AND FIXING THE RIGHTS OF

SERIES G CUMULATIVE PREFERRED STOCK

The Gabelli Equity Trust Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Board of Directors, at a meeting duly convened and held on May 16, 2012, pursuant to authority expressly vested in it by Article V of the Charter of the Corporation, adopted resolutions classifying up to 12,000,000 authorized and unissued shares of the Corporation, previously classified as shares of the Corporation’s common stock (“Common Stock”) or preferred stock (“Preferred Stock”), par value $0.001 per share, as shares of Series G Cumulative Preferred Stock, and authorizing such shares of Series G Cumulative Preferred Stock for issuance by the Corporation.

SECOND: The Pricing Committee of the Board of Directors, at a meeting duly convened and held on June 12, 2012 pursuant to Section 2-411 of the Maryland General Corporation Law and authority granted it by the Board of Directors at its May 16, 2012 meeting, approved the designation and issuance by the Corporation of up to 12,000,000 shares of Series G Cumulative Preferred Stock.

THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications, and terms and conditions of redemption of the Series G Cumulative Preferred Stock, par value $0.001 per share, are as follows:

DESIGNATION

Series G Cumulative Preferred Stock: A series of 12,000,000 shares of preferred stock, par value $0.001 per share, liquidation preference $25 per share, is hereby designated “Series G Cumulative Preferred Stock” (the “Series G Preferred Stock”). Each share of Series G Preferred Stock may be issued on a date to be determined by the Board of Directors of the Corporation (or the Pricing Committee of the Board of Directors); shall have an initial dividend rate (and any subsequent dividend rate) stated as a rate per annum, an initial Dividend Period and an initial Dividend Payment Date as shall be determined in advance of the issuance thereof by the Board of Directors of the Corporation (or the Pricing Committee of the Board of Directors); and shall have such other preferences, rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications and terms and conditions of redemption, in addition to those required by applicable law or set forth in the Governing Documents applicable to Preferred Stock, as are set forth in these Articles Supplementary. The Series G Preferred Stock shall constitute a separate series of Preferred Stock.

ARTICLE I

DEFINITIONS

Unless the context or use indicates another or different meaning or intent, each of the following terms when used in these Articles Supplementary shall have the meaning ascribed to it below, whether such term is used in the singular or plural and regardless of tense or gender:

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute.

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Corporation which are stock, including all Outstanding shares of Series G Preferred Stock (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common stock), determined on the basis of values calculated as of a time within 48 hours (not including Saturdays, Sundays or holidays) next preceding the time of such determination.

“Board of Directors” means the Board of Directors of the Corporation or any duly authorized committee thereof as permitted by applicable law.

“Business Day” means a day on which the New York Stock Exchange is open for trading and that is neither a Saturday, Sunday nor any other day on which banks in the city of New York, New York are authorized or obligated by law to close.

“By-Laws” means the By-Laws of the Corporation, as amended from time to time.

“Charter” means the Articles of Incorporation of the Corporation, as amended and supplemented (including by these Articles Supplementary), as filed with the State Department of Assessments and Taxation of Maryland.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Corporation.

“Corporation” means The Gabelli Equity Trust Inc., a Maryland corporation.

“Cure Date” shall have the meaning set forth in paragraph 4(a) of Article II hereof.

“Date of Original Issue” means, with respect to the Series G Preferred Stock, [            ], and for the purposes of these Articles Supplementary shall mean with respect to any other class or series of Preferred Stock the date upon which shares of such class or series are first issued.

“Dividend-Disbursing Agent” means, with respect to the Series G Preferred Stock, Computershare Trust Company, N.A. and its successors or any other dividend-disbursing agent appointed by the Corporation and, with respect to any other class or series of Preferred Stock, the Person appointed by the Corporation as dividend-disbursing or paying agent with respect to such class or series.

“Dividend Payment Date” means with respect to the Series G Preferred Stock, any date on which dividends and distributions declared by the Board of Directors thereon are payable pursuant to the provisions of paragraph 2(a) of Article II of these Articles Supplementary and shall for the purposes of these Articles Supplementary have a correlative meaning with respect to any other class or series of Preferred Stock.

“Dividend Period” shall have the meaning set forth in paragraph 2(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Governing Documents” means the Charter and the By-Laws.

“Initial Dividend Period” shall have the meaning set forth in paragraph 2(a) of Article II hereof.

“Liquidation Preference” shall, with respect to the Series G Preferred Stock, have the meaning set forth in paragraph 3(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Notice of Redemption” shall have the meaning set forth in paragraph 4(c)(i) of Article II hereof.

“Outstanding” means, as of any date, Preferred Stock theretofore issued by the Corporation except:

(a) any such share of Preferred Stock theretofore cancelled by the Corporation or delivered to the Corporation for cancellation;

(b) any such share of Preferred Stock, other than auction rate Preferred Stock, as to which a notice of redemption shall have been given and for whose payment at the redemption thereof assets in the necessary amount are held by the Corporation in trust for, or have been irrevocably deposited with the relevant disbursing agent for payment to, the holder of such share pursuant to these Articles Supplementary with respect thereto;

(c) in the case of auction rate Preferred Stock, any such shares theretofore delivered to the applicable auction agent for cancellation or with respect to which the Corporation has given notice of redemption and irrevocably deposited with the paying agent sufficient funds to redeem such shares; and

(d) any such share in exchange for or in lieu of which other shares have been issued and delivered.

Notwithstanding the foregoing, (i) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any shares of Preferred Stock as to which any subsidiary of the Corporation is the holder will be disregarded and deemed not Outstanding, and (ii) in connection with any auction of shares of auction rate Preferred Stock as to which the Corporation or any Person known to the auction agent to be a subsidiary of the Corporation is the holder will be disregarded and not deemed Outstanding.

“Person” means and includes an individual, a partnership, the Corporation, a trust, a corporation, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Preferred Stock” means the preferred stock, par value $0.001 per share, of the Corporation, and includes the Series G Preferred Stock.

“Redemption Price” has the meaning set forth in paragraph 4(a) of Article II hereof, and for the purposes of these Articles Supplementary shall have a correlative meaning with respect to any other class or series of Preferred Stock.

“Series G Preferred Stock” means the Series G Cumulative Preferred Stock, par value $0.001 per share, of the Corporation.

“Series G Asset Coverage Cure Date” means, with respect to the failure by the Corporation to maintain Asset Coverage (as required by paragraph 6(a) of Article II hereof) as of the last Business Day of each March, June, September and December of each year, 60 days following such Business Day.

“Voting Period” shall have the meaning set forth in paragraph 5(b) of Article II hereof.

ARTICLE II

SERIES G CUMULATIVE PREFERRED STOCK

1. Number of Shares; Ranking.

(a) The initial number of authorized shares constituting the Series G Preferred Stock to be issued is 12,000,000. No fractional shares of Series G Preferred Stock shall be issued.

(b) Shares of Series G Preferred Stock which at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued shares of Preferred Stock.

(c) The Series G Preferred Stock shall rank on a parity with any other series of Preferred Stock as to the payment of dividends, distributions and liquidation preference to which such stock is entitled.

(d) No holder of Series G Preferred Stock shall have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any shares of any Preferred Stock or Common Stock or other securities of the Corporation which it may hereafter issue or sell.

2. Dividends and Distributions.

(a) (i) For the twelve month period commencing on the Date of Original Issue of the Series G Preferred Stock (the “Initial Dividend Period”), holders of shares of Series G Preferred Stock shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Directors, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 6.00% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series G Preferred Stock and no more; and

(ii) after such Initial Dividend Period, holders of shares of Series G Preferred Stock shall be entitled to receive, when, as and if declared by, or under authority granted by, the Board of Directors, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.00% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the Liquidation Preference on the Series G Preferred Stock and no more, in each case payable quarterly on March 26, June 26, September 26 and December 26 in each year (each a “Dividend Payment Date”) commencing on September 26, 2012 (or, if any such day is not a Business Day, then on the next succeeding Business Day). Dividends and distributions will be payable to holders of record of Series G Preferred Stock as they appear on the stock register of the Corporation at the close of business on the fifth Business Day prior to the Dividend Payment Date in preference to dividends and distributions on shares of Common Stock and any other capital stock of the Corporation ranking junior to the Series G Preferred Stock in payment of dividends and distributions. Dividends and distributions on shares of Series G Preferred Stock shall accumulate from the date on which such shares are originally issued. Each period beginning on and including a Dividend Payment Date (or the Date of Original Issue, in the case of the first dividend period after issuance of such shares) and ending on but excluding the next succeeding Dividend Payment Date is referred to herein as a “Dividend Period.” Dividends and distributions on account of arrears for any past Dividend Period or in connection with the redemption of Series G Preferred Stock may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date not exceeding 30 days preceding the payment date thereof as shall be fixed by the Board of Directors.

(b) (i) No full dividends or distributions shall be declared or paid on shares of Series G Preferred Stock for any Dividend Period or part thereof unless full cumulative dividends and distributions due through the most recent Dividend Payment Dates therefor for all series of Preferred Stock ranking on a parity with the Series G Preferred Stock as to the payment of dividends and distributions have been or contemporaneously are declared and paid through the most recent Dividend Payment Dates therefor. If full cumulative dividends and distributions due have not been paid on all Outstanding shares of such Preferred Stock, any dividends and distributions being paid on such shares of Preferred Stock (including the Series G Preferred Stock) will be paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on each such series of Preferred Stock on the relevant Dividend Payment Date. No holders of shares of Series G Preferred Stock shall be entitled to any dividends or distributions, whether payable in cash, property or stock, in excess of full cumulative dividends and distributions as provided in this paragraph 2(b)(i) on shares of Series G Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments on any shares of Series G Preferred Stock that may be in arrears.

(ii) For so long as shares of Series G Preferred Stock are Outstanding, the Corporation shall not pay any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Stock or other stock, if any, ranking junior to the Series G Preferred Stock as to payment of dividends and the distribution of assets upon liquidation) in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series G Preferred Stock as to payment of dividends and the distribution of assets upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any shares of Common Stock or any other stock of the Corporation ranking junior to the Series G Preferred Stock as to payment of dividends and the distribution of assets upon liquidation (except by conversion into or exchange for stock of the Corporation ranking junior to the Series G Preferred Stock as to payment of dividends and the distribution of assets upon liquidation), unless, in each case, (A) immediately thereafter, the Corporation shall have Asset Coverage, (B) all cumulative dividends and distributions on all shares of Series G Preferred Stock due on or prior to the date of the transaction have been declared and paid (or shall have been declared and sufficient funds for the payment thereof deposited with the applicable Dividend-Disbursing Agent) and (C) the Corporation has redeemed the full number of shares of Series G Preferred Stock to be redeemed mandatorily pursuant to any provision contained herein for mandatory redemption.

(iii) Any dividend payment made on the shares of Series G Preferred Stock shall first be credited against the dividends and distributions accumulated with respect to the earliest Dividend Period for which dividends and distributions have not been paid.

(c) Not later than the Business Day immediately preceding each Dividend Payment Date, the Corporation shall deposit with the Dividend-Disbursing Agent assets having an initial combined value sufficient to pay the dividends and distributions that are payable on such Dividend Payment Date, which assets shall mature (if such assets constitute debt securities) on or prior to such Dividend Payment Date. The Corporation may direct the Dividend-Disbursing Agent with respect to the investment of any such assets, provided that the proceeds of any such investment will be available at the opening of business on such Dividend Payment Date.

3. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Series G Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, after satisfying claims of creditors but before any distribution or payment shall be made in respect of the Common Stock or any other stock of the Corporation ranking junior to the Series G Preferred Stock as to liquidation payments, a liquidation distribution in the amount of $25.00 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends and distributions accumulated to and including the date fixed for such distribution or payment (whether or not earned or declared by the Corporation, but excluding interest thereon), and such holders shall be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up of the Corporation.

(b) If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all Outstanding shares of Series G Preferred Stock, and any other Outstanding shares of a class or series of Preferred Stock ranking on a parity with the Series G Preferred Stock as to payment upon liquidation, shall be insufficient to permit the payment in full to such holders of Series G Preferred Stock of the Liquidation Preference plus accumulated and unpaid dividends and distributions and the amounts due upon liquidation with respect to such other Preferred Stock, then such available assets shall be distributed among the holders of shares of Series G Preferred Stock and such other Preferred Stock ratably in proportion to the respective preferential liquidation amounts to which they are entitled. Unless and until the Liquidation Preference plus accumulated and unpaid dividends and distributions has been paid in full to the holders of shares of Series G Preferred Stock, no dividends or distributions will be made to holders of the Common Stock or any other stock of the Corporation ranking junior to the Series G Preferred Stock as to liquidation.

4. Redemption.

Shares of the Series G Preferred Stock shall be redeemed by the Corporation as provided below:

(a) Mandatory Redemptions.

If the Corporation is required to redeem any shares of Preferred Stock (which may include Series G Preferred Stock) pursuant to paragraphs 6(b) or 6(c) of Article II hereof or pursuant to the Charter, then the Corporation shall, to the extent permitted by the 1940 Act and Maryland law, fix a redemption date (the “Cure Date”) and proceed to redeem shares as set forth in paragraph 4(c) hereof. On such redemption date, the Corporation shall redeem, out of funds legally available therefor, the number of shares of Preferred Stock, which, to the extent permitted by the 1940 Act and Maryland law, at the option of the Corporation may include any proportion of Series G Preferred Stock or any other series of Preferred Stock, equal to the minimum number of shares the redemption of which, if such redemption had occurred immediately prior to the opening of business on such Cure Date, would have resulted in the Corporation having Asset Coverage or an adjusted value of assets equal to or greater than the amount required to be maintained by any series of Preferred Stock immediately prior to the opening of business on such Cure Date or, if such Asset Coverage or an adjusted value of assets equal to or greater than the necessary amount, as the case may be, cannot be so restored, all of the Outstanding shares of Series G Preferred Stock, at a price equal to the Liquidation Preference per share plus accumulated but unpaid dividends and distributions (whether or not earned or declared by the Corporation) through the date of redemption (the “Redemption Price”). In the event that shares of Preferred Stock are redeemed pursuant to paragraphs 6(b) or 6(c) of Article II hereof, the Corporation may, but is not required to, redeem a sufficient number of shares of Series G Preferred Stock pursuant to this paragraph 4(a) which, when aggregated with other shares of Preferred Stock redeemed by the Corporation, permits the Corporation to have with respect to the shares of Preferred Stock (including the Series G Preferred Stock) remaining Outstanding after such redemption (i) Asset Coverage of as much as 210% and (ii) an adjusted value of assets as required in the instrument creating the Preferred Stock. In the event that all of the shares of Series G Preferred Stock then Outstanding are required to be redeemed pursuant to paragraph 6 of Article II hereof, the Corporation shall redeem such shares at the Redemption Price and proceed to do so as set forth in paragraph 4(c) hereof.

(b) Optional Redemptions.

Prior to [            ], 2017 the shares of Series G Preferred Stock are not subject to optional redemption by the Corporation unless such redemption is necessary, in the judgment of the Board of Directors, to maintain the Corporation’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Commencing on [            ], 2017 and thereafter, and prior thereto to the extent necessary to maintain the Corporation’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, to the extent permitted by the 1940 Act and Maryland law, the Corporation may at any time upon Notice of Redemption redeem the Series G Preferred Stock in whole or in part at the Redemption Price per share, which notice shall specify a redemption date of not fewer than 15 days nor more than 40 days after the date of such notice.

(c) Procedures for Redemption.

(i) If the Corporation shall determine, or be required, to redeem shares of Series G Preferred Stock pursuant to this paragraph 4, it shall mail a written notice of redemption (“Notice of Redemption”) with respect to such redemption by first class mail, postage prepaid, to each holder of the shares to be redeemed at such holder’s address as the same appears on the stock books of the Corporation on the close of business on such date as the Board of Directors or its delegatee may determine, which date shall not be earlier than the second Business Day prior to the date upon which such Notice of Redemption is mailed to the holders of Series G Preferred Stock. Each such Notice of Redemption shall state: (A) the redemption date as established by the Board of Directors or its delegatee; (B) the number or percentage of shares of Series G Preferred Stock to be redeemed; (C) the CUSIP number(s) of such shares; (D) the Redemption Price (specifying the amount of accumulated dividends to be included therein); (E) the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Directors or its delegatee shall so require and the Notice of Redemption shall so state), if any, are to be surrendered for payment in respect of such redemption; (F) that dividends and distributions on the shares to be redeemed will cease to accrue on such redemption date; (G) the provisions of this paragraph 4 under which such redemption is made; and (H) in the case of a redemption pursuant to paragraph 4(b), any conditions precedent to such redemption. If fewer than all shares of Series G Preferred Stock held by any holder are to be redeemed, the Notice of Redemption mailed to such holder also shall specify the number or percentage of shares to be redeemed from such holder. No defect in the Notice of Redemption or the mailing thereof shall affect the validity of the redemption proceedings, except as required by applicable law.

(ii) If the Corporation shall give a Notice of Redemption, then by the close of business on the Business Day preceding the redemption date specified in the Notice of Redemption (so long as any conditions precedent to such redemption have been met) or, if the Dividend-Disbursing Agent so agrees, another date not later than the redemption date, the Corporation shall (A) deposit with the Dividend-Disbursing Agent assets that shall mature (if such assets constitute debt securities) on or prior to such redemption date having an initial combined value sufficient to effect the redemption of the shares of Series G Preferred Stock to be redeemed and (B) give the Dividend-Disbursing Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the shares of

Series G Preferred Stock called for redemption on the redemption date. The Corporation may direct the Dividend-Disbursing Agent with respect to the investment of any such assets so deposited provided that the proceeds of any such investment will be available at the opening of business on such redemption date. Upon the date of such deposit (unless the Corporation shall default in making payment of the Redemption Price), all rights of the holders of the shares of Series G Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares shall no longer be deemed Outstanding for any purpose. The Corporation shall be entitled to receive, promptly after the date fixed for redemption, any cash in excess of the aggregate Redemption Price of the shares of Series G Preferred Stock called for redemption on such date and any remaining assets deposited for the payment of the Redemption Price. Any assets so deposited that are unclaimed at the end of two years from such redemption date shall, to the extent permitted by law, be repaid to the Corporation, after which the holders of the shares of Series G Preferred Stock so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. The Corporation shall be entitled to receive, from time to time after the date fixed for redemption, any interest on the assets so deposited.

(iii) On or after the redemption date, each holder of shares of Series G Preferred Stock that are subject to redemption shall surrender such shares to the Corporation as instructed in the Notice of Redemption and shall then be entitled to receive the cash Redemption Price, without interest.

(iv) In the case of any redemption of less than all of the shares of Series G Preferred Stock pursuant to these Articles Supplementary, such redemption shall be made pro rata from each holder of shares of Series G Preferred Stock in accordance with the respective number of shares held by each such holder on the record date for such redemption.

(v) Notwithstanding the other provisions of this paragraph 4, the Corporation shall not redeem shares of Series G Preferred Stock unless all accumulated and unpaid dividends and distributions on all Outstanding shares of Series G Preferred Stock and other Preferred Stock ranking on a parity with the Series G Preferred Stock with respect to dividends and distributions for all applicable past Dividend Periods (whether or not earned or declared by the Corporation) shall have been or are contemporaneously paid or declared and assets for the payment of such dividends and distributions shall have been deposited with the Dividend-Disbursing Agent as set forth in paragraph 2(c) of Article II hereof, provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding shares of Preferred Stock pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all Outstanding shares of Series G Preferred Stock.

If the Corporation shall not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of the Series G Preferred Stock or other Preferred Stock designated to be redeemed on any redemption date, the Corporation shall redeem on such redemption date the number of shares of Series G Preferred Stock and other Preferred Stock so designated as it shall have legally available funds, or is otherwise able, to redeem ratably on the basis of the Redemption Price from each holder whose shares are to be redeemed, and the remainder of the shares of the Series G Preferred Stock and other Preferred Stock designated to be redeemed shall be redeemed on the earliest practicable date on which the Corporation shall have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon Notice of Redemption.

5. Voting Rights.

(a) General.

Except as otherwise provided by law or as specified in the Governing Documents or a resolution of the Board of Directors or its delegatee, each holder of shares of Series G Preferred Stock and any other Preferred Stock shall be entitled to one vote for each share held on each matter submitted to a vote of stockholders of the Corporation, and the holders of Outstanding shares of Preferred Stock, including Series G Preferred Stock, and of shares of Common Stock shall vote together as a single class; provided, however, that at any meeting of the stockholders of the Corporation held for the election of directors, the holders of Outstanding shares of Preferred Stock, including Series G Preferred Stock, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital stock of the Corporation, to elect a number of the Corporation’s directors, such that following the election of directors at the meeting of the stockholders, the Corporation’s Board of Directors shall contain two directors elected by the holders of the Outstanding shares of Preferred Stock, including the Series G Preferred Stock. Subject to paragraph 5(b) of Article II hereof, the holders of outstanding shares of capital stock of the Corporation, including the holders of Outstanding shares of Preferred Stock, including the Series G Preferred Stock, voting as a single class, shall elect the balance of the directors.

(b) Right to Elect Majority of Board of Directors.

During any period in which any one or more of the conditions described below shall exist (such period being referred to herein as a “Voting Period”), the number of directors constituting the Board of Directors shall be automatically increased by the smallest number that, when added to the two directors elected exclusively by the holders of shares of Preferred Stock pursuant to paragraph 5(a) above, would constitute a majority of the Board of Directors as so increased by such smallest number; and the holders of shares of Preferred Stock shall be entitled, voting separately as one class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect such smallest number of additional directors, together with the two directors that such holders are in any event entitled to elect pursuant to paragraph 5(a) above. The Corporation and the Board of Directors shall take all necessary action, including amending the By-Laws, to effect an increase in the number of directors as described in the preceding sentence. A Voting Period shall commence:

(i) if at any time accumulated dividends and distributions (whether or not earned or declared, and whether or not funds are then legally available in an amount sufficient therefor) on the Outstanding shares of Series G Preferred Stock equal to at least two full years’ dividends and distributions shall be due and unpaid and sufficient cash or specified securities shall not have been deposited with the Dividend-Disbursing Agent for the payment of such accumulated dividends and distributions; or

(ii) if at any time holders of any other shares of Preferred Stock are entitled to elect a majority of the Directors of the Corporation under the 1940 Act or Articles Supplementary creating such shares.

Upon the termination of a Voting Period, the voting rights described in this paragraph 5(b) shall cease, subject always, however, to the reverting of such voting rights in the holders of Preferred Stock upon the further occurrence of any of the events described in this paragraph 5(b).

(c) Voting Procedures.

(i) As soon as practicable after the accrual of any right of the holders of shares of Preferred Stock to elect additional directors as described in paragraph 5(b) above, the Corporation shall call a special meeting of such holders and shall mail a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 20 days after the date of mailing of such notice. If the Corporation fails to send such notice or if the Corporation does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting shall be the close of business on the day on which such notice is mailed or such other date as the Board of Directors shall determine. At any such special meeting and at each meeting held during a Voting Period, such holders of Preferred Stock, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), shall be entitled to elect the number of directors prescribed in paragraph 5(b) above on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of such holders present in person or by proxy shall have the power to adjourn the meeting without notice, other than by an announcement at the meeting, to a date not more than 90 days after the original record date.

(ii) For purposes of determining any rights of the holders of Series G Preferred Stock to vote on any matter or the number of shares required to constitute a quorum, whether such right is created by these Articles Supplementary, by the other provisions of the Governing Documents, by statute or otherwise, a share of Series G Preferred Stock which is not Outstanding shall not be counted.

(iii) The terms of office of all persons who are directors of the Corporation at the time of a special meeting of holders of Preferred Stock, including Series G Preferred Stock, to elect directors, shall continue following such meeting, notwithstanding the election at such meeting by such holders of the number of directors that they are entitled to elect, and the persons so elected by such holders, together with the two incumbent directors elected by the holders of Preferred Stock, including Series G Preferred Stock, and the remaining incumbent directors elected by the holders of the Common Stock and Preferred Stock, shall constitute the duly elected directors of the Corporation.

(iv) Upon the expiration of a Voting Period, the terms of office of the additional directors elected by the holders of Preferred Stock pursuant to paragraph 5(b) above shall expire at the earliest time permitted by law and the remaining directors shall constitute the directors of the Corporation and the voting rights of such holders of Preferred Stock, including Series G Preferred Stock, to elect additional directors pursuant to paragraph 5(b) above shall cease, subject to the provisions of the last sentence of paragraph 5(b). Upon the expiration of the terms of the directors elected by the holders of Preferred Stock pursuant to paragraph 5(b) above, the number of directors shall be automatically reduced to the number and composition of directors on the Board immediately preceding such Voting Period.

(d) Exclusive Remedy.

Unless otherwise required by law, the holders of shares of Series G Preferred Stock shall not have any rights or preferences other than those specifically set forth herein. The holders of shares of Series G Preferred Stock shall have no preemptive rights or rights to cumulative voting. In the event that the Corporation fails to pay any dividends and distributions on the shares of Series G Preferred Stock, the exclusive remedy of the holders shall be the right to vote for directors pursuant to the provisions of this paragraph 5.

6. Coverage Tests.

(a) Determination of Compliance.

For so long as any shares of Series G Preferred Stock are Outstanding, the Corporation shall have Asset Coverage at the time of the declaration of any dividend (except a dividend payable in Common Stock) or distribution upon the Common Stock and at the time of any purchase of the Common Stock.

(b) Failure to Meet Asset Coverage.

If the Corporation fails to have Asset Coverage as provided in paragraph 6(a) hereof and such failure is not cured as of the Series G Asset Coverage Cure Date, (i) the Corporation shall give a Notice of Redemption as described in paragraph 4 of Article II hereof with respect to the redemption of a sufficient number of shares of Preferred Stock, which at the Corporation’s determination (to the extent permitted by the 1940 Act and Maryland law) may include any proportion of Series G Preferred Stock, to enable it to meet the requirements of paragraph 6(a) above, and, at the Corporation’s discretion, such additional number of shares of Series G Preferred Stock or other Preferred Stock in order that the Corporation shall have Asset Coverage with respect to the shares of Series G Preferred Stock and any other Preferred Stock remaining Outstanding after such redemption, and (ii) deposit with the Dividend-Disbursing Agent assets having an initial combined value sufficient to effect the redemption of the shares of Series G Preferred Stock or other Preferred Stock to be redeemed, as contemplated by paragraph 4(a) of Article II hereof.

(c) Status of Shares Called for Redemption.

For purposes of determining whether the requirements of paragraph 6(a) hereof are satisfied, (i) no share of the Series G Preferred Stock shall be deemed to be Outstanding for purposes of any computation if, prior to or concurrently with such determination, sufficient assets to pay the full Redemption Price for such share shall have been deposited in trust with the Dividend-Disbursing Agent (or applicable paying agent) and the requisite Notice of Redemption shall have been given, and (ii) such assets deposited with the Dividend-Disbursing Agent (or paying agent) shall not be included.

7. Limitation on Incurrence of Additional Indebtedness and Issuance of Additional Preferred Stock

(a) So long as any shares of Series G Preferred Stock are Outstanding and the Corporation is permitted to issue indebtedness under its fundamental investment restrictions, the Corporation may issue and sell one or more series of a class of senior securities of the Corporation representing indebtedness under Section 18 of the 1940 Act and/or otherwise create or incur indebtedness, provided that immediately after giving effect to the incurrence of such indebtedness and to its receipt and application of the proceeds thereof, the Corporation shall have an “asset coverage” for all senior securities representing indebtedness, as defined in Section 18(h) of the 1940 Act, of at least 300% of the amount of all indebtedness of the Corporation then Outstanding and no such additional indebtedness shall have any preference or priority over any other indebtedness of the Corporation upon the distribution of the assets of the Corporation or in respect of the payment of interest. Any possible liability resulting from lending and/or borrowing portfolio securities, entering into reverse repurchase agreements, entering into futures contracts and writing options or the use of any other financial instrument that may have the effect of creating leverage, to the extent such transactions are made in accordance with the investment restrictions of the Corporation then in effect, shall not be considered to be indebtedness limited by this paragraph 7(a).

(b) So long as any shares of Series G Preferred Stock are Outstanding, the Corporation may issue and sell shares of one or more other series of Preferred Stock constituting a series of a class of senior securities of the Corporation representing stock under Section 18 of the 1940 Act in addition to the shares of Series G Preferred Stock or shares of other Preferred Stock Outstanding, provided that (i) the Corporation shall, immediately after giving effect to the issuance of such additional Preferred Stock and to its receipt and application of the proceeds thereof, including, without limitation, to the redemption of Preferred Stock for which a Redemption Notice has been mailed prior to such issuance, have an “asset coverage” for all senior securities which are stock, as defined in Section 18(h) of the 1940 Act, of at least 200% of the sum of the Liquidation Preference of the shares of Series G Preferred Stock and all other Preferred Stock then Outstanding, and (ii) no such additional Preferred Stock shall have any preference or priority over any other Preferred Stock upon the distribution of the assets of the Corporation or in respect of the payment of dividends.

8. Termination

In the event that no Series G Preferred Stock are Outstanding, (1) all rights and preferences of such shares established and designated hereunder shall cease and terminate, and all obligations of the Corporation under these Articles Supplementary shall terminate and (2) the terms of office of all directors elected solely by the holders of the Series G Preferred Stock voting together as a class pursuant to paragraphs 5(a) and 5(b) shall expire. Upon the expiration of the terms of such directors, the number of directors shall be automatically reduced by the number of directors elected solely by the holders of Preferred Stock voting together as a class.

ARTICLE III

ABILITY OF BOARD OF DIRECTORS TO MODIFY THESE ARTICLES SUPPLEMENTARY

1. Modification to Prevent Ratings Reduction or Withdrawal.

The Board of Directors, without the vote or consent of any holders of Series G Preferred Stock or the holders of any other shares of Preferred Stock of the Corporation, or any other stockholder of the Corporation, may from time to time amend, alter or repeal the provisions of these Articles Supplementary, as well as any or all of the definitions contained within these Articles Supplementary (and any terms defined within, or related to, such definitions), add covenants and other obligations of the Corporation, or confirm the applicability of covenants and other obligations set forth herein, all in connection with obtaining or maintaining the rating of any rating agency then rating the Series G Preferred Stock, and any such amendment, alteration or repeal will be deemed not to affect the preferences, rights or powers of the holders of Series G Preferred Stock or the holders of any other shares of Preferred Stock of the Corporation expressly set forth in the Charter, provided that the Board of Directors shall have obtained written confirmation from any rating agency then rating the Series G Preferred Stock (with such confirmation in no event being required to be obtained from a particular rating agency with respect to definitions or other provisions relevant only to and adopted in connection with another rating agency’s rating of the Series G Preferred Stock) that any such amendment, alteration or repeal would not adversely affect the rating then assigned by such rating agency.

2. Other Modification.

(a) The affirmative vote of the holders of a majority, as defined in the 1940 Act, of shares of Series G Preferred Stock (or of any other series of Preferred Stock), voting separately from any other series of Preferred Stock (to the extent its rights are affected differently), shall be required with respect to any matter that materially and adversely affects the rights, preferences or powers of that series in a manner different from that of other series or classes of the Corporation’s shares of capital stock. For purposes of the foregoing, no matter shall be deemed to adversely affect any rights, preference or power unless such matter (i) adversely alters or abolishes any preferential right of such series; (ii) creates, adversely alters or abolishes any right in respect of redemption of such series; or (iii) creates or adversely alters (other than to abolish) any restriction on transfer applicable to such series. An increase in the number of authorized shares of Preferred Stock pursuant to the Charter or the issuance of additional shares of any series of Preferred Stock (including the Series G Preferred Stock) pursuant to the Charter shall not in and of itself be considered to adversely affect the contract rights of the holders of Preferred Stock. The vote of holders of any series described in this paragraph 2(a) of Article III will in each case be in addition to a separate vote of the requisite percentage of Common Stock and Preferred Stock, if any, necessary to authorize the action in question. The holders of the Series G Preferred Stock shall not be entitled to vote on any matter that affects the rights or interests of only one or more series of Preferred Stock other than the Series G Preferred Stock.

(b) The affirmative vote of the holders of a majority, as defined in the 1940 Act, of the shares of Preferred Stock, voting separately as one class (including the Series G Preferred Stock), shall be required to amend, alter or repeal the provisions of the Governing Documents, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would affect adversely the rights, preferences or powers expressly set forth in any Articles Supplementary of the Preferred Stock, including the Series G Preferred Stock, unless, in each case, the Corporation obtains written confirmation from any rating agency then rating the Series G Preferred Stock that such amendment, alteration or repeal would not impair the rating then assigned by such rating agency to the Series G Preferred Stock, in which case the vote or consent of the holders of the Series G Preferred Stock is not required. For purposes of the foregoing, no matter shall be deemed to adversely affect any rights, preference or power unless such matter (i) adversely alters or abolishes any preferential right of the Series G Preferred Stock; (ii) creates, adversely alters or abolishes any right in respect of redemption of the Series G Preferred Stock; or (iii) creates or adversely alters (other than to abolish) any restriction on transfer applicable to the Series G Preferred Stock. An increase in the number of authorized shares of Preferred Stock pursuant to the Charter or the issuance of additional shares of any series of Preferred Stock (including the Series G Preferred Stock) pursuant to the Charter shall not in and of itself be considered to adversely affect the contract rights of the holders of Preferred Stock. The vote of holders of any Series G Preferred Stock described in this paragraph 2(b) of Article III will in each case be in addition to a separate vote of the requisite percentage, if any, of Common Stock and Preferred Stock necessary to authorize the action in question.

(c) Notwithstanding the provisions of Article III, to the extent permitted by law, the Board of Directors, without the vote of the holders of the Series G Preferred Stock or any other capital stock of the Corporation, may amend the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect so long as the amendment does not in the aggregate adversely affect the rights and preferences of the Series G Preferred Stock.

(d) Unless a higher percentage is required under the Governing Documents or applicable provisions of Maryland law or the 1940 Act, the affirmative vote of the holders of a majority, as defined in the 1940 Act, of the shares of Outstanding Preferred Stock, including the Series G Preferred Stock, voting together as a single class, will be required to approve any plan of reorganization adversely affecting the Preferred Stock or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The vote of holders of any series described in this paragraph 2(d) of Article III will in each case be in addition to a separate vote of the requisite percentage of Common Stock and Preferred Stock, if any, necessary to authorize the action in question.

(e) For purposes of this Article III, the phrase “vote of the Holders of a majority of the Outstanding shares of Preferred Stock” (or any like phrase) shall mean, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the stockholders of the Corporation duly called (A) of 67 percent or more of the shares of Preferred Stock present at such meeting, if the Holders of more than 50 percent of the Outstanding shares of Preferred Stock are present or represented by proxy; or (B) of more than 50 percent of the Outstanding shares of Preferred Stock, whichever is less.

3. No Modification of Existing Preferred Stock.

(a) Nothing contained in these Articles Supplementary creating the Series G Preferred Stock shall be understood to modify the rights, obligations or privileges of any other series of the Corporation’s Preferred Stock Outstanding. To the extent permitted by law, the Board of Directors, without the vote of the holders of the Series G Preferred Stock or any other capital stock of the Corporation, may amend the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any formal defect so as to negate the effect of any such modification of the rights, obligations or privileges of any other series of the Corporation’s Preferred Stock Outstanding.

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IN WITNESS WHEREOF, The Gabelli Equity Trust Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by a duly authorized officer, and witnessed by its Secretary, and the said officers of the Corporation further acknowledge said instrument to be the corporate act of the Corporation, and state that to the best of their knowledge, information and belief under penalty of perjury the matters and facts herein set forth with respect to authorization and approval are true in all material respects, all on [            ], 2012.

THE GABELLI EQUITY TRUST INC.

By:

Name:	Bruce N. Alpert
Title:	President

Witness:

By:

Name:	Agnes Mullady
Title:	Secretary